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FRONTIER FINANCIAL CORPORATION                                 Contact:
332 SW Everett Mall Way                                        Robert J. Dickson
Everett, WA 98204                                              President & CEO
                                                               (425) 514-0700

NEWS RELEASE
For Release July 31, 1998 - 8:00 a.m. PST

          FRONTIER FINANCIAL CORPORATION ANNOUNCES DEFINITIVE AGREEMENT
                       TO MERGE WITH VALLEY BANCORPORATION

         EVERETT, WASHINGTON - July 31, 1998 - Frontier Financial Corporation (NASDAQ: FTBK) today announced it has signed a definitive agreement to merge with Valley Bancorporation ("Valley") of Sumner, Washington, and its subsidiary the Bank of Sumner. Upon completion of the transaction, Valley will be merged into Frontier, and the Bank of Sumner will be merged into Frontier Bank, Frontier's subsidiary, with all branches of the Bank of Sumner assuming the Frontier name. This will be the fifth acquisition for Frontier, or Frontier Bank, since the bank opened twenty years ago in September 1978.

         Bank of Sumner was founded in 1975 and is a community bank. At June 30, 1998, assets were approximately $97 million, and equity of approximately $10 million. The Bank of Sumner operates four branches located in the communities of Sumner, Puyallup, Orting and Buckley. Each office is full-service, and has an ATM. The Bank of Sumner's lending operations are mainly commercial in nature, concentrating on business, real estate and consumer loans within Pierce County.

         For the period ending June 30, 1998, the Bank of Sumner earned $959 thousand representing a 2.07% return on average assets and a 19.8% return on equity.

         The transaction is structured so that the exchange ratio will be determined by the average high/low price of Frontier stock from the date of the Agreement until 10 days prior to consummation of the merger. Depending on the average price, the exchange ratio could be from .8177 shares of Frontier for one share of Valley (at an average price of $59.07 or greater), to .9046 shares of Frontier for one share of Valley (at an average price of $43.86 or less). This would make the price of the merger from $38.8 million (at a price of $43.86) to $47.3 million (at a price of $59.07). However, the price could exceed $47.3 million in the event the average price of Frontier stock exceeds $59.07.

         At the current price of Frontier stock, the transaction is valued at $47.3 million, not including the value of outstanding stock options. The transaction value represents 23 times Valley's estimated earnings for 1998.

         Frontier stock closed at $59 per share yesterday and trades at 4.3 times book value and 24 times estimated 1998 earnings. The transaction will be accretive to the earnings of the combined companies in 1999.



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         The transaction has been approved by the Board of Directors of both companies. The merger is expected to be accounted for as a pooling of interests. It is anticipated that the merger will be completed by year-end, following the approval of applicable regulatory authorities and the shareholders of Valley.

         "This acquisition reflects Frontier's commitment to further expanding its presence along the Interstate 5 corridor into Pierce County," said Bob Dickson, President and CEO of Frontier.

         Following the transaction, Linda A. Dryden, the President and Chief Executive Officer of Valley and the Bank of Sumner, will serve as Senior Vice President and Manager of the Pierce County Division of Frontier Bank.

         "The combination with Frontier is a natural for us. Both companies are very profitable and focus on customer service and commercial lending. We feel that our shareowners, customers, employees and the communities we serve all benefit from this merger," said Ms. Dryden.

         This combination will provide customers with expanded technological advances, including electronic banking, an expanded ATM network, debit and credit cards, and an expanded branch network.

         "The Bank of Sumner merger gives us our first opportunity to serve the rapidly growing communities in Pierce County," said Mr. Dickson, who has pledged to the communities in which the Bank of Sumner operates that they will continue to be served by the same local folks.

         The operating results of both Frontier and Valley over the past few years have been quite similar. Both have had a return on assets (ROA) in the neighborhood of 2.00%, and both have had a return on equity (ROE) of 18.0% to 20.0% (both of which are considered excellent for the industry). The combination of these well run companies will further enjoy the cost savings associated with data processing and marketing combinations, expanded service lines, including insurance and financial services, and long-term real estate loan originations and a sizeable lending limit. These factors will make the combination the largest, community oriented commercial bank headquartered in Western Washington.

         Frontier, headquartered in Everett, has 19 branch offices located in Snohomish, King and Skagit counties. At the end of June 1998, consolidated assets were $943.9 million, deposits were $773.5 million, and loans were $731.2 million. The reserve for loan losses at $15.6 million represents 2.14% of total loans, and non-performing assets were $4.5 million, or .61% of total loans. Net income for the six months ended June 30, 1998 was $9.5 million, an increase of 13.8% over the same period in 1997. At the end of June 1998, Frontier completed its 58th consecutive quarter in which earnings exceeded the previous years comparable quarter.

         The combined entity will have assets exceeding $1.0 billion and will have 23 offices covering 4 counties in Western Washington.